As filed with the Securities and Exchange Commission on July 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VALERO ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	74-1828067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Valero Way San Antonio, Texas	78249
(Address of principal executive offices)	(Zip code)

VALERO ENERGY CORPORATION THRIFT PLAN

(FORMERLY VALERO REFINING AND MARKETING COMPANY THRIFT PLAN)

(Full title of the plan)

Richard J. Walsh

Senior Vice President, General Counsel and Secretary

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

(Name and address of agent for service)

(210) 345-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	15,000,000 shares	$71.695	$1,075,425,000	$117,328.87

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Valero Energy Corporation Thrift Plan (the “Plan”) to prevent dilution with respect to the shares offered hereby as a result of any future stock split, stock dividend, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low trading prices of the common stock of Valero Energy Corporation as reported by the New York Stock Exchange on July 12, 2021.

PART I

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the offering of up to an additional 15,000,000 shares of common stock of Valero Energy Corporation (the “Registrant” or “Valero”), par value $0.01 per share (“Common Stock”), issuable pursuant to the Valero Energy Corporation Thrift Plan, as amended (the “Plan”). The contents of the Registration Statements on Form S-8 of Valero filed with the Securities and Exchange Commission (the “SEC”) on July 21, 1997 (File No. 33-31727), September 1, 2004 (File No. 333-118731), and July 20, 2015 (File No. 333-205756) relating to the Plan are incorporated by reference into this Registration Statement, and are supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents which have been filed by Valero or by the Plan with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-13175):

(1)	Valero’s Annual Report on Form 10-K for the year ended December 31, 2020;

(2)	Valero’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021;

(3)	Valero’s Current Reports on Form 8-K filed on January 29, 2021, March 1, 2021, and May 4, 2021;

(4)	the description of Valero’s Common Stock contained in its registration statement on Form 8-A, as may be amended from time to time to update that description; and

(5) The Plan’s Annual Report on Form 11-K for the year ended December 31, 2020.

All reports and other documents filed by Valero and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished by and not filed pursuant to any Current Report on Form 8-K, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of Valero and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the related statements of changes in net assets available for benefits for the years then ended, appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the Common Stock offered hereby will be passed upon for Valero by Richard J. Walsh, its Senior Vice President, General Counsel and Secretary. As of July 14, 2021, Mr. Walsh beneficially owned approximately 63,193 shares of Valero’s Common Stock (excluding 15,884.6428 shares indirectly held through the Plan).

Item 6.	Indemnification of Directors and Officers.

Valero’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), contains a provision that eliminates the personal liability of a director to Valero and its stockholders for monetary damages for breach of fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing duties as a director, neither Valero nor its stockholders could recover monetary damages from the director, and the only course of action available to Valero’s stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Valero’s Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the Board of Directors’ action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Valero would have no effective remedy against the directors. Under Valero’s Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Valero or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of Valero’s stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

Under Article V of the Restated Certificate of Incorporation and Article VIII of Valero’s Amended and Restated By-laws as currently in effect (the “Restated By-laws”) and an indemnification agreement with Valero’s officers and directors (the “Indemnification Agreement”), each person who is or was a director or officer of Valero or a subsidiary of Valero, or who serves or served any other enterprise or organization at the request of Valero or a subsidiary of Valero (each, an “Indemnitee”), shall be indemnified by Valero to the full extent permitted by the Delaware General Corporation Law.

Under such law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against the Indemnitee by reason of the fact that he or she is or was a director or officer of Valero, or serves or served any other enterprise or organization at the request of Valero, the Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, the Indemnitee shall be indemnified against both (a) expenses, including attorneys’ fees, and (b) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Valero, or if such a suit is settled, the Indemnitee shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if he or she acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Valero, except that if the Indemnitee is adjudged to be liable in such a suit for negligence or misconduct in the performance of duties to Valero, the Indemnitee cannot be made whole for expenses unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Valero’s Restated By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. Delaware case law does not directly answer whether Delaware’s public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

The Plan provides that, except as otherwise provided by any applicable law, no member of the committee of officers and other employees appointed to administer the Plan (the “Administrative Committee”) shall incur any liability for any action or failure to act, except liability for such member’s own gross negligence or willful misconduct. Valero shall indemnify each member of the Administrative Committee against any and all claims, loss, damages, expenses, and liability arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Valero currently has in effect a directors’ and officers’ liability insurance policy.

ITEM 8.	Exhibits

Exhibit Number	Description

4.1 -	Amended and Restated Certificate of Incorporation of Valero, formerly known as Valero Refining and Marketing Company—incorporated by reference to Exhibit 3.1 to Valero’s Registration Statement on Form S-1 (SEC File No. 333-27013) filed May 13, 1997.

4.2 -	Certificate of Amendment (July 31, 1997) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.02 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 001-13175).

4.3 -	Certificate of Merger of Ultramar Diamond Shamrock Corporation with and into Valero dated December 31, 2001—incorporated by reference to Exhibit 3.03 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 001-13175).

4.4 -	Amendment (effective December 31, 2001) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.1 to Valero’s Current Report on Form 8-K dated December 31, 2001, and filed January 11, 2002 (SEC File No. 001-13175).

4.5 -	Second Certificate of Amendment (effective September 17, 2004) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.04 to Valero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (SEC File No. 001-13175).

4.6 -	Certificate of Merger of Premcor Inc. with and into Valero effective September 1, 2005—incorporated by reference to Exhibit 2.01 to Valero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (SEC File No. 001-13175).

4.7 -	Third Certificate of Amendment (effective December 2, 2005) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.07 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2005 (SEC File No. 001-13175).

4.8 -	Fourth Certificate of Amendment (effective May 24, 2011) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 4.8 to Valero’s Current Report on Form 8-K dated and filed May 24, 2011 (SEC File No. 001-13175).

4.9 -	Fifth Certificate of Amendment (effective May 13, 2016) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.02 to Valero’s Current Report on Form 8-K dated May 12, 2016, and filed May 18, 2016 (SEC File No. 001-13175).

4.10 -	Amended and Restated Bylaws of Valero—incorporated by reference to Exhibit 3.01 to Valero’s Current Report on Form 8-K dated September 20, 2017 and filed September 21, 2017 (SEC File No. 001-13175).

4.11 -	Specimen Certificate of Common Stock—incorporated by reference to Exhibit 4.1 to Valero’s Registration Statement on Form S-3 (SEC File No. 333-116668) filed June 21, 2004.

*5.1 -	Opinion of Richard J. Walsh.

*23.1 -	Consent of KPMG LLP (Valero Energy Corporation).

*23.2 -	Consent of KPMG LLP (Valero Energy Corporation Thrift Plan).

*23.3 -	Consent of Richard J. Walsh (included in Exhibit 5.1).

*24.1 -	Powers of Attorney (included on the signature page of this Registration Statement).

99.1 -	Valero Energy Corporation Thrift Plan—incorporated by reference to Exhibit 99.1 to Valero’s Registration Statement on Form S-8 (SEC File No. 333-205756) filed July 20, 2015.

*99.2 -	Amendment One to Valero Energy Corporation Thrift Plan dated as of December 20, 2016.

*99.3 -	Amendment Two to Valero Energy Corporation Thrift Plan dated as of December 19, 2017.

*99.4 -	Amendment Three to Valero Energy Corporation Thrift Plan dated as of December 13, 2019.

*99.5 -	Amendment Four to Valero Energy Corporation Thrift Plan dated as of March 20, 2020.

*99.6 -	Amendment Five to Valero Energy Corporation Thrift Plan dated as of December 17, 2020.

*	Filed herewith.

The Registrant undertakes that the Plan and any amendment thereto have been or will be submitted to the Internal Revenue Service (“IRS”) in a timely manner and all changes required by the IRS for the Plan to be qualified under Section 401 of the Internal Revenue Code have been or will be made.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, the State of Texas, on July 15, 2021.

VALERO ENERGY CORPORATION
(Registrant)

By:	/s/ Joseph W. Gorder
Joseph W. Gorder
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Joseph W. Gorder, Jason W. Fraser and Richard J. Walsh, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Valero Energy Corporation, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Valero Energy Corporation to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2021.

Signature	Title

/s/ Joseph W. Gorder (Joseph W. Gorder)	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Jason W. Fraser (Jason W. Fraser)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ H. Paulett Eberhart (H. Paulett Eberhart)	Director

/s/ Kimberly S. Greene (Kimberly S. Greene)	Director

/s/ Deborah P. Majoras (Deborah P. Majoras)	Director

/s/ Eric D. Mullins (Eric D. Mullins)	Director

/s/ Donald L. Nickles (Donald L. Nickles)	Director

/s/ Philip J. Pfeiffer (Philip J. Pfeiffer)	Director

/s/ Robert A. Profusek (Robert A. Profusek)	Director

/s/ Stephen M. Waters (Stephen M. Waters)	Director

/s/ Randall J. Weisenburger (Randall J. Weisenburger)	Director

/s/ Rayford Wilkins, Jr. (Rayford Wilkins, Jr.)	Director

Pursuant to the requirements of the Securities Act of 1933, the Valero Energy Corporation Benefit Plans Administrative Committee has duly caused this Registration Statement to be signed on behalf of the Valero Energy Corporation Thrift Plan by the undersigned, hereunto duly authorized, in the City of San Antonio, State of Texas, on July 15, 2021.

VALERO ENERGY CORPORATION THRIFT PLAN

By:	/s/ Joseph M. Van Horn
Joseph M. Van Horn
Chairman of the Valero Energy Corporation
Benefit Plans Administrative Committee
Vice President Risk Management and Trading Support,
Valero Energy Corporation